Exhibit 4.4
-----------

AMENDMENT NO. 1 TO THE OUTPERFORMANCE OPTION AGREEMENT UNDER THE RCN CORPORATION 1997 EQUITY INCENTIVE PLAN

THIS AMENDMENT is made as of April 16, 2002 to the Outperformance Option Agreement dated as of September 20, 2001 by and between RCN Corporation, a Delaware Corporation (the "Company") and Walter Scott, Jr. (the "Consultant").

WHEREAS, pursuant to the Outperformance Option Agreement (the "Agreement") the Company has granted Outperformance Options to the Consultant to purchase RCN Corporation Common Stock under the Company's 1997 Equity Incentive Plan (the "Plan"); and

WHEREAS, under the terms of the Plan, the Company has reserved the right to amend the Plan and/or Agreements from time to time; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized the Company to amend the Agreement to allow for the accelerated vesting of Outperformance Options granted to the Consultant upon the death or disability of the Consultant; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized the Company to amend the Agreement to allow that the Outperformance Options granted to the Consultant may be exercised by the Consultant (or in the event of death, the executor or administrator of the estate of the Consultant or the person or persons to whom the Outperformance Options shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution), upon the death or disability of the Consultant, until the Termination Date of the Options; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized the Company to amend the Agreement to revise the definition of Disability.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Notwithstanding the vesting and exercise schedule in Section 3 of the Agreement, the unvested portion of the Outperformance Options granted as of September 20, 2001 shall be fully and immediately vested and exercisable as of April 16, 2002.

2. Section 4 of the Agreement is amended and restated in its entirety to read as follows:

Termination of Consulting Arrangement. (a) If prior to the Termination Date, the Consultant ceases to provide consulting services to the Company by reason of the Company ending the consulting arrangement other than for Cause (as defined in the Plan), or if the Consultant voluntarily terminates the consulting arrangement with the Company, the Outperformance Options shall remain exercisable until the Termination Date.

(b) If the Consultant shall cease to provide consulting services to the Company prior to the Termination Date by reason of Disability or death, or the Consultant shall die while entitled to exercise any of the Outperformance Options pursuant to paragraph 4(a), the Consultant, his executor, administrator, guardian or legal representative, a person who acquired the Outperformance Options pursuant to a qualified domestic relations order, a Family Member (as defined in the Agreement) who acquired the Outperformance Options by gift, any person to whom the Outperformance Options were transferred by will or the laws of descent and distribution, the trustee or directors or a trust or foundation created or established by the Consultant, or an authorized representative of a charitable organization of the type described in the Agreement which acquired the Outperformance Options pursuant to the terms of a trust or foundation created or established by the Consultant, shall have the right, until the Termination Date, to exercise the Outperformance Options, subject to any other limitation contained herein on the exercise of the Outperformance Options in effect on the date of exercise. For purposes of this Agreement, "Disability" shall mean a determination, by the physician treating Consultant for such illness or condition, that the Consultant is unable to perform the ordinary functions of such Consultant's position as a result of mental or physical disability.

(c) If the Consultant's consulting arrangement with the Company is terminated by the Company for Cause, unless otherwise provided by the Committee, the Outperformance Options, to the extent not exercised prior to such termination, shall lapse and be canceled.

(d) After the expiration of any exercise period described in either of paragraphs 4(a), 4(b) or 4(c) hereof, the Outperformance Options shall terminate together with all of the Employee's rights hereunder, to the extent not previously exercised.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                                   RCN CORPORATION

                                   By:  /s/ David C. McCourt
                                         David C. McCourt
                                         Chairman and Chief Executive Officer


                                         /s/  Walter Scott, Jr.
                                          Walter Scott, Jr.